Exhibit 99.1

Depomed Proposes to Call Special Meeting of Shareholders on October 28, 2016 Following Outcome of NUCYNTA Patent Litigation

- Sets Record Date to Determine Shareholders Entitled to Request Special Meeting Called by Starboard -

Newark, CA., June 23, 2016 — Depomed, Inc. (NASDAQ:DEPO) today announced that, in response to a second record date request by Starboard Value LP, it has set a record date of August 19, 2016 to determine shareholders entitled to call a special meeting of shareholders. Depomed today also announced its proposal to hold a special meeting called by its Board on October 28, 2016, that is intended to occur after resolution of the Company’s ongoing NUCYNTA® patent litigation, which is expected no later than September 30, 2016.

Prior to holding any special meeting to vote on Starboard’s proposals, Depomed believes the Company’s shareholders should know the outcome of the NUCYNTA patent litigation, clarifying the patent exclusivity of the Company’s most important asset. Depomed’s proposed timeframe i) ensures that shareholders have all of the relevant information to make an informed voting decision at a special meeting, and ii) falls within the same timing as would be available to Starboard should it elect to proceed with its special meeting request. Depomed believes its proposal avoids additional expense to both parties. Depomed’s proposed special meeting would be called by the Board, and thus would not require any public solicitation on the part of Starboard.  Depomed is hopeful Starboard will work collaboratively with the Company regarding a timeline pertaining to the special meeting.

In the event Starboard elects to proceed with its special meeting request, Starboard will have 30 days following August 19, 2016 to submit its request to hold a special meeting signed by holders of 10% or more of the Company’s shares as of August 19, 2016. The date of such special meeting will be established by Starboard and would occur within 35-60 days after Starboard submits the formal meeting request, or between September 24, 2016 and November 17, 2016.

Depomed has one of the most differentiated pain portfolios in the industry and a Board and management team whose focus is on continuing to grow the business and delivering increased value to its shareholder base. The Company’s NUCYNTA franchise continues to demonstrate strong growth with first quarter 2016 revenue increasing 53% year-over-year. With sales growth of 132% compound annual growth rate (CAGR) since 2012 and lengthy exclusivity across its six brands, Depomed is currently projected to be a top four branded pain company in the US in 2016.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payers we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets six medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain, migraine and breakthrough cancer pain. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

Investor Contact:

Depomed, Inc.

Christopher Keenan
VP, Investor Relations and Corporate Communications
510-744-8000
ckeenan@depomed.com

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann
415-869-3950

Andy Brimmer / Averell Withers / Adam Pollack
212-355-4449